Exhibit 99.1

Marine Products Corporation Reports

Third Quarter 2023 Financial Results

ATLANTA, October 25, 2023 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2023. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, along with the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing boats, which include Center Consoles, Dual Consoles and Cayman Bay Boats.

For the quarter ended September 30, 2023, Marine Products generated net sales of $77.8 million, a 22 percent decrease compared to $100.1 million in the third quarter of the prior year. The decrease in net sales was primarily due to a 24 percent decrease in the number of boats sold during the quarter, partially offset by a five percent increase in average selling price. Average selling price per boat increased primarily due to a favorable model mix and, to a lesser extent, price increases to cover higher costs of materials and components. Unit sales decreased during the quarter compared to the prior year as production has been adjusted to align more with current demand, including seasonally lower dealer demand during the third quarter of each calendar year. In addition, unit sales were impacted during the quarter by severe weather-related production shutdowns.

Gross profit for the third quarter of 2023 was $19.2 million compared to $25.0 million in the third quarter of the prior year. Gross margin as a percentage of net sales was 24.7 percent in the third quarter of 2023 compared to 25.0 percent in the prior year period. Operating income for the third quarter of 2023 was $12.4 million, a decrease of 15 percent compared to operating profit of $14.7 million in the third quarter of the prior year. Selling, general and administrative expenses were $8.8 million in the third quarter of 2023 compared to $10.3 million in the third quarter of 2022. The decrease in selling, general and administrative expenses was due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense. These expenses were 11.3 percent of net sales in the third quarter of 2023 compared to 10.3 percent in the third quarter of 2022.

Net gain on the disposition of assets was $2.0 million during the quarter, which includes $1.8 million related to a real estate transaction. Net interest income of $860 thousand increased significantly compared to the prior year due to a higher cash balance and higher interest yields.

Third Quarter 2023 Earnings Press Release

Net income for the third quarter of 2023 was $10.4 million, a decrease of 9 percent compared to net income of $11.5 million in the third quarter of 2022. Net income as a percentage of net sales was 13.4 percent in the third quarter of 2023 as compared to 11.5 percent in the prior year period. Earnings before interest, taxes, depreciation and amortization (EBITDA)1 for the third quarter of 2023 was $13.0 million, a decrease of 14 percent, compared to $15.2 million in the third quarter of 2022. EBITDA as a percentage of net sales was 16.7 percent in the third quarter of 2023 as compared to 15.1 percent in the prior year period.

Diluted earnings per share in the third quarter of 2023 were $0.30, a decrease of 12 percent compared to $0.34 in the third quarter of the prior year. The effective tax rate was 21.6 percent in the third quarter of 2023 compared to 22.3 percent in the third quarter of 2022.

Net sales for the nine months ended September 30, 2023 were $312.9 million, an increase of 15 percent compared to the first nine months of 2022. Net income for the nine-month period was $36.3 million or $1.05 diluted earnings per share, compared to net income of $28.5 million or $0.83 diluted earnings per share in the comparable prior year period.

“Our third quarter results reflect the reduction in production and delivery rates due to normalization of retail boat demand that has occurred during 2023, following significant post-COVID demand. In addition, our production in the third quarter was adversely impacted by Hurricane Idalia,” stated Ben M. Palmer, Marine Products’ President and Chief Executive Officer. “We were pleased with the orders placed during our annual dealer conference in August. Dealer inventories are reasonable by historical standards and remain below pre-pandemic levels, and we have firm production scheduled into 2024. We, along with our dealers, will reassess retail demand during the winter boat shows. While we are still experiencing some delays in timely receipts of certain components used in our manufacturing operations, these issues are less of a problem than earlier this year,” concluded Palmer.

Marine Products Corporation will hold a conference call today, October 25, 2023, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

1 EBITDA and EBITDA as a percentage of net sales are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliations to the nearest GAAP financial measures, is disclosed in Appendix A to this press release.

Third Quarter 2023 Earnings Press Release

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statement regarding our belief that dealer inventories are reasonable by historical standards and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value. Risk factors that could cause such future events not to occur as expected include the following: our manufacturing operations and our supply chain; economic conditions, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to adverse weather conditions, increased interest rates. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2022.

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com

Third Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

Periods ended September 30, (Unaudited)	Third Quarter		Nine Months
	2023	2022	2023	2022
Net sales	$77,786	$100,061	$312,858	$272,486
Cost of goods sold	58,548	75,056	235,942	206,089
Gross profit	19,238	25,005	76,916	66,397
Selling, general and administrative expenses	8,789	10,326	35,495	29,449
Gain on disposition of assets, net	(1,962)	-	(1,962)	-
Operating income	12,411	14,679	43,383	36,948
Interest income, net	860	76	2,066	52
Income before income taxes	13,271	14,755	45,449	37,000
Income tax provision	2,868	3,283	9,176	8,510
Net income	$10,403	$11,472	$36,273	$28,490

EARNINGS PER SHARE
Basic	$0.30	$0.34	$1.05	$0.83
Diluted	$0.30	$0.34	$1.05	$0.83

AVERAGE SHARES OUTSTANDING
Basic	34,467	34,225	34,435	34,172
Diluted	34,467	34,225	34,435	34,172

Third Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	SEPTEMBER 30, 2023	DECEMBER 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$60,705	$43,171
Accounts receivable, net	10,743	5,340
Inventories	69,784	73,015
Income taxes receivable	199	28
Prepaid expenses and other current assets	3,784	3,444
Total current assets	145,215	124,998
Property, plant and equipment, net	21,356	14,965
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	7,833	6,027
Other assets	18,556	13,952
Total assets	$196,733	$163,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,066	$8,250
Accrued expenses and other liabilities	16,218	15,340
Total current liabilities	28,284	23,590
Retirement plan liabilities	16,714	14,440
Other long-term liabilities	1,622	1,304
Total liabilities	46,620	39,334
Common stock	3,447	3,422
Capital in excess of par value	-	-
Retained earnings	146,678	122,954
Accumulated other comprehensive loss	(12)	(1,995)
Total stockholders' equity	150,113	124,381
Total liabilities and stockholders' equity	$196,733	$163,715

Third Quarter 2023 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using them in today's earnings conference call. They should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because they allow us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. These reconciliations also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

(Unaudited)

Periods ended September 30,	Three Months Ended		Nine Months Ended
(In thousands)	2023	2022	2023	2022
Reconciliation of Net Income to EBITDA
Net Income	$10,403	$11,472	$36,273	$28,490
Add:
Income tax provision	2,868	3,283	9,176	8,510
Depreciation and amortization	610	480	1,750	1,416
Less:
Interest income, net	860	76	2,066	52
EBITDA	$13,021	$15,159	$45,133	$38,364